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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Unigene Laboratories, Inc:

We consent to the use of our report dated March 29, 2002, except as to the third paragraph of Note 7, which is as of April 9, 2002, with respect to the balance sheet of Unigene Laboratories, Inc. as of December 31, 2001 and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2001, included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus. Our report contains an explanatory paragraph that states that Unigene Laboratories, Inc. has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our report also refers to a change in the method of accounting for revenue recognition for up-front, non-refundable license fees in 2000.


/s/KPMG LLP

Short Hills, New Jersey
October 9, 2003